                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K/A


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



     Date of Report (date of earliest event reported):  September 20, 1996


                                 MCLEOD, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Delaware                                       0-20763                          58-421407240
--------------------------------------                 ---------------                   ---------------
(State or Other Jurisdiction                           (Commission                        (IRS Employer
of Incorporation)                                      File Number)                       Identification
                                                                                          Number)


221 Third Avenue SE, Suite 500, Cedar Rapids, IA                                       52401
------------------------------------------------                                   ----------------------
(Address of Principal Executive Offices)                                            (Zip Code)

      Registrant's telephone number, including area code:  (319) 364-0000

                 Pursuant to Items 7(a)(4) and 7(b)(2) of the Commission's General Instructions for Form 8-K, McLeod, Inc. (the "Company") hereby amends
Item 7(a) of its Current Report on Form 8-K, which was filed with the Commission on October 7, 1996, to file consolidated financial statements of Telecom*USA Publishing Group, Inc., which was acquired by the registrant on September 20, 1996, and further amends Item 7(b) of that Current Report on Form 8-K to file pro forma financial information for the registrant reflecting the acquisition Telecom*USA Publishing Group, Inc. Item 7(c) of that Current Report on Form 8-K is also hereby amended to reflect the accompanying Financial Data Schedule.

ITEM 7.          FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                 EXHIBITS

                 (a)      Financial Statements of Company Acquired

                 Included herewith are the following audited financial statements of Telecom*USA Publishing Group, Inc.:

      Consolidated balance sheets as of August 31, 1995 and 1996

      Consolidated statements of income for the years ended August 31, 1994, 1995 and 1996

      Consolidated statements of stockholders' equity for the years ended August 31, 1994, 1995 and 1996

      Consolidated statements of cash flows for the years August 31, 1994, 1995 and 1996

      Notes to consolidated financial statements

                 (b)      Pro Forma Financial Information

                   Included herewith is the following unaudited pro forma financial information for the Company:

      Pro forma condensed consolidated balance sheet as of June 30, 1996

      Pro forma condensed consolidated statements of income for the year ended December 31, 1995

      Pro forma condensed consolidated statements of income for the six months ended June 30, 1996

                 (c) Exhibits.

2. Agreement and Plan of Reorganization, dated as of August 15, 1996, by and between Telecom*USA Publishing Group, Inc. and the Company (incorporated by reference to the Current Report on Form 8-K filed on August 26, 1996).

23.              Consent of McGladrey & Pullen, LLP.

27.              Financial Data Schedule.

99. Press Release, dated September 23, 1996, regarding the acquisition of Telecom*USA Publishing Group, Inc. (incorporated by reference to the Current Report on Form 8-K filed on October 7, 1996).

                                   SIGNATURES


                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date:  October 11, 1996                     McLEOD, INC.



                                            By: /s/ STEPHEN C. GRAY
                                               --------------------------------
                                                Stephen C. Gray
                                                President and Chief Operating
                                                 Officer

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
  Independent Auditor's Report.......................................................  F-1
  Consolidated Balance Sheets as of August 31, 1995 and 1996.........................  F-2
  Consolidated Statements of Income for the years ended August 31, 1994,
     1995 and 1996...................................................................  F-3
  Consolidated Statements of Stockholders' Equity for the years ended August 31,
     1994, 1995 and 1996.............................................................  F-4
  Consolidated Statements of Cash Flows for the years ended August 31, 1994,
     1995 and 1996...................................................................  F-5
  Notes to Consolidated Financial Statements.........................................  F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Telecom*USA Publishing Group, Inc.
Cedar Rapids, Iowa

We have audited the accompanying consolidated balance sheets of Telecom*USA Publishing Group, Inc. and subsidiaries as of August 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telecom*USA Publishing Group, Inc. and subsidiaries as of August 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1996 in conformity with generally accepted accounting principles.


                                                     McGLADREY & PULLEN, LLP



Cedar Rapids, Iowa
September 27, 1996

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                AUGUST 31,
                                                                                        ---------------------------
                                                                                           1995            1996
                                                                                        -----------     -----------
                                                  ASSETS (NOTE 4)
Current Assets
  Accounts receivable:
    Billed...........................................................................   $ 3,744,468     $ 5,543,874
    Unbilled.........................................................................     6,493,122       8,555,438
                                                                                        -----------     -----------
                                                                                         10,237,590      14,099,312
    Less allowance for doubtful accounts and adjustments.............................     2,334,156       3,102,923
                                                                                        -----------     -----------
                                                                                          7,903,434      10,996,389
  Income taxes receivable............................................................            --          54,710
  Other receivables..................................................................       553,447         828,345
  Deferred expenses..................................................................     7,896,840       9,078,470
  Prepaid expenses...................................................................       723,031         380,903
  Deferred income taxes, net (Note 6)................................................     1,410,000       1,536,000
                                                                                        -----------     -----------
        TOTAL CURRENT ASSETS.........................................................    18,486,752      22,874,817
                                                                                        -----------     -----------
Equipment and Furniture (Note 13)....................................................     5,502,530       7,129,908
  Less accumulated depreciation......................................................     2,316,912       3,433,755
                                                                                        -----------     -----------
                                                                                          3,185,618       3,696,153
                                                                                        -----------     -----------
Investments and Other Assets
  Investment in Colorado Directory Company, L.L.C. (Note 3)..........................     1,000,000              --
  Purchase option (Note 2)...........................................................       500,000         500,000
  Deferred income taxes, net (Note 6)................................................       920,000         704,000
  Other investment...................................................................            --         100,000
                                                                                        -----------     -----------
                                                                                          2,420,000       1,304,000
                                                                                        -----------     -----------
Intangibles
  Customer lists, at cost, less accumulated amortization
    1995 $1,155,646; 1996 $1,489,634 (Note 12).......................................     5,349,506       6,176,196
  Noncompete agreements, at cost, less accumulated amortization 1995 $1,094,317;
    1996 $1,947,662..................................................................     6,900,246       6,955,720
  Organization and loan costs, at cost, less accumulated depreciation 1995 $72,592;
    1996 $109,087....................................................................       230,597         185,947
                                                                                        -----------     -----------
                                                                                         12,480,349      13,317,863
                                                                                        -----------     -----------
                                                                                        $36,572,719     $41,192,833
                                                                                        ===========     ===========
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Note payable, bank (Note 4)........................................................   $ 1,532,000     $ 2,773,800
  Current maturities of long-term debt (Note 4)......................................       875,050       1,224,286
  Payables for intangibles acquired, due within one year.............................     1,439,846         572,528
  Accounts payable...................................................................     1,573,680       2,160,855
  Checks issued not yet presented for payment........................................        21,981         219,942
  Accrued payroll and payroll related expenses.......................................     1,597,745       1,920,379
  Other accrued expenses.............................................................       759,925         914,053
  Income taxes payable...............................................................       172,524
  Customer deposits..................................................................     6,761,668       7,534,485
                                                                                        -----------     -----------
        TOTAL CURRENT LIABILITIES....................................................    14,734,419      17,320,328
                                                                                        -----------     -----------
Long-Term Debt, less current maturities (Note 4).....................................    15,511,295      16,228,889
                                                                                        -----------     -----------
Commitments and Contingencies (Notes 5, 7, 9, 10 and 13)
Minority Interests
  Redeemable preferred stock, redeemed on September 2, 1995..........................       200,000              --
  Consolidated subsidiary............................................................       484,043         352,816
                                                                                        -----------     -----------
                                                                                            684,043         352,816
                                                                                        -----------     -----------
Redeemable common stock held by 401(k) profit-sharing plan (Note 9)..................       125,595         220,070
                                                                                        -----------     -----------
Stockholders' Equity (Notes 4 and 14)
  Capital stock, common, no par or stated value; authorized 10,000,000 shares; issued
    1995 2,533,124 shares; 1996 2,719,481 shares (Notes 9, 10 and 11)................     3,968,357       4,194,075
  Retained earnings..................................................................     1,787,855       3,209,975
                                                                                        -----------     -----------
                                                                                          5,756,212       7,404,050
  Less cost of treasury stock, 37,750 shares.........................................       113,250         113,250
  Less maximum cash obligation related to 401(k) profit-sharing plan (Note 9)........       125,595         220,070
                                                                                        -----------     -----------
                                                                                          5,517,367       7,070,730
                                                                                        -----------     -----------
                                                                                        $36,572,719     $41,192,833
                                                                                        ===========     ===========

                See Notes to Consolidated Financial Statements.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   YEARS ENDED AUGUST 31, 1994, 1995 AND 1996

                                                     1994            1995            1996
                                                  -----------     -----------     -----------
Revenue.........................................  $31,438,605     $38,620,274     $52,117,929
                                                  -----------     -----------     -----------
Operating expenses:
  Production and distribution...................   12,568,411      15,022,983      22,340,587
  Market sales..................................    9,244,961      10,940,711      13,798,321
  Sales and marketing administrative............    1,761,103       2,279,484       2,294,370
  General and administrative....................    4,322,338       5,020,000       7,249,349
  Depreciation and amortization.................    1,167,458       1,891,198       2,348,490
  Restructuring loss (Note 11)..................      524,670         --              --
                                                  -----------     -----------     -----------
          TOTAL OPERATING EXPENSES..............   29,588,941      35,154,376      48,031,117
                                                  -----------     -----------     -----------
          OPERATING INCOME......................    1,849,664       3,465,898       4,086,812
                                                  -----------     -----------     -----------
Nonoperating (income) expense:
  Interest income...............................       (1,707)        (93,997)       (251,000)
  Interest expense..............................      843,961       1,497,699       1,767,309
  Loan inducement fee payoff (Note 7)...........      --            1,330,000         --
  Loss on disposal of investment (Note 3).......      --              --              500,000
                                                  -----------     -----------     -----------
                                                      842,254       2,733,702       2,016,309
                                                  -----------     -----------     -----------
          INCOME BEFORE INCOME TAXES AND
            MINORITY INTEREST IN CONSOLIDATED
            SUBSIDIARY..........................    1,007,410         732,196       2,070,503
Federal and state income taxes (Note 6).........      137,190         302,586         975,610
                                                  -----------     -----------     -----------
          INCOME BEFORE MINORITY INTEREST IN NET
            (LOSS) IN CONSOLIDATED SUBSIDIARY...      870,220         429,610       1,094,893
Minority interest in net (loss) of consolidated
  subsidiary....................................      --              (15,959)       (327,227)
                                                  -----------     -----------     -----------
          NET INCOME............................  $   870,220     $   445,569     $ 1,422,120
                                                  ===========     ===========     ===========
Earnings per common and common equivalent shares
  outstanding:
  Primary.......................................  $      0.27     $      0.14     $      0.43
                                                  ===========     ===========     ===========
  Fully diluted.................................  $      0.26     $      0.14     $      0.36
                                                  ===========     ===========     ===========
Weighted average common and common equivalent
  shares outstanding:
  Primary.......................................    3,198,776       3,271,497       3,332,659
                                                  ===========     ===========     ===========
  Fully diluted.................................    4,510,864       3,289,720       4,678,549
                                                  ===========     ===========     ===========

                See Notes to Consolidated Financial Statements.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED AUGUST 31, 1994, 1995 AND 1996

                                                                                LESS MAXIMUM
                                                                               CASH OBLIGATION
                                                                                 RELATED TO
                                                                     LESS          401(k)
                                           COMMON      RETAINED    TREASURY    PROFIT-SHARING
                                           STOCK       EARNINGS      STOCK       PLAN SHARES       TOTAL
                                         ----------   ----------   ---------   ---------------   ----------
Balance, August 31, 1993...............  $3,868,400   $  472,066   $(113,250)     $      --      $4,227,216
  Common stock contributed to 401(k)
    profit-sharing plan, 15,179 shares
    (Note 9)...........................      53,126           --          --        (53,126)             --
  Issuance of 925 shares of common
    stock upon the exercise of options
    (Note 10)..........................         925           --          --             --             925
  Purchase of 775 shares of common
    stock for retirement...............      (2,713)          --          --             --          (2,713)
  Net income...........................          --      870,220          --             --         870,220
                                         ----------   ----------   ---------      ---------      ----------
Balance, August 31, 1994...............   3,919,738    1,342,286    (113,250)       (53,126)      5,095,648
  Common stock contributed to 401(k)
    profit-sharing plan, 12,945 shares
    (Note 9)...........................      57,307           --          --        (57,307)             --
  Issuance of 14,175 shares of common
    stock upon the exercise of options
    (Note 10)..........................      19,775           --          --             --          19,775
  Purchase of 6,325 shares of common
    stock for retirement...............     (28,463)          --          --             --         (28,463)
  Change related to 401(k) profit-
    sharing plan shares................          --           --          --        (15,162)        (15,162)
  Net income...........................          --      445,569          --             --         445,569
                                         ----------   ----------   ---------      ---------      ----------
Balance, August 31, 1995...............   3,968,357    1,787,855    (113,250)      (125,595)      5,517,367
  Common stock contributed to 401(k)
    profit-sharing plan, 10,363 shares
    (Note 9)...........................      57,470           --          --        (57,470)             --
  Issuance of 182,300 shares of common
    stock upon the exercise of options
    (Note 10)..........................     208,850           --          --             --         208,850
  Purchase of 6,306 shares of common
    stock for retirement...............     (40,602)          --          --             --         (40,602)
  Change related to 401(k) profit-
    sharing plan shares................          --           --          --        (37,005)        (37,005)
  Net income...........................          --    1,422,120          --             --       1,422,120
                                         ----------   ----------   ---------      ---------      ----------
Balance, August 31, 1996...............  $4,194,075   $3,209,975   $(113,250)     $(220,070)     $7,070,730
                                         ==========   ==========   =========      =========      ==========

                See Notes to Consolidated Financial Statements.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED AUGUST 31, 1994, 1995 AND 1996

                                                            1994             1995             1996
                                                        ------------     ------------     ------------
Cash Flows from Operating Activities
  Net income..........................................  $    870,220     $    445,569     $  1,422,120
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation.....................................       551,531          802,428        1,116,508
     Amortization.....................................       615,927        1,088,770        1,231,982
     Deferred income taxes............................      (171,512)        (813,000)          90,000
     Provision for loan inducement fee payable
       (Note 7).......................................            --        1,330,000               --
     Restructuring loss (Note 11).....................       524,670               --               --
     Loss on disposal of investment (Note 3)..........            --               --          500,000
     Minority interest in net (loss) of consolidated
       subsidiary.....................................            --          (15,959)        (327,227)
     Provision for doubtful accounts and
       adjustments....................................     1,340,069        1,669,478        2,636,421
     Change in assets and liabilities:
       (Increase) in accounts receivable..............    (2,235,749)      (2,539,025)      (5,729,376)
       (Increase) in income taxes receivable..........            --               --          (54,710)
       (Increase) in deferred expenses................    (1,454,860)      (1,769,831)      (1,181,630)
       Increase (decrease) in accounts payable and
          accrued expenses............................       345,414          887,580         (163,439)
       Increase in customer deposits..................     1,609,118        1,469,140          772,817
       Increase (decrease) in income taxes payable....       209,224          115,524         (172,524)
       Other..........................................       (67,702)         (94,998)          67,230
                                                        ------------     ------------     ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES...     2,136,350        2,575,676          208,172
                                                        ------------     ------------     ------------
Cash Flows from Investing Activities
  Purchase of equipment and furniture.................      (809,908)      (1,483,881)      (1,598,290)
  Purchase of customer lists..........................      (583,522)      (3,121,804)        (457,276)
  Purchase of noncompete agreements...................      (684,828)      (3,681,801)        (204,692)
  Investment in Colorado Directory Company, L.L.C.
     (Note 3).........................................            --       (1,000,000)              --
  Proceeds received on disposal of investment.........            --               --          500,000
  Purchase option (Note 2)............................            --         (500,000)              --
  Organization and loan costs.........................            --         (158,332)              --
  Purchase of other investment........................            --               --         (100,000)
                                                        ------------     ------------     ------------
          NET CASH (USED IN) INVESTING ACTIVITIES.....    (2,078,258)      (9,945,818)      (1,860,258)
                                                        ------------     ------------     ------------

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                                                            1994             1995             1996
                                                        ------------     ------------     ------------
Cash Flows from Financing Activities
  Increase (decrease) in checks issued not yet
     presented for payment............................  $     (3,493)    $    (83,223)    $    197,961
  Borrowings on revolving credit agreements...........    12,906,000       10,109,500       21,211,000
  Payments on revolving credit agreements.............   (12,853,000)      (9,103,500)     (17,733,200)
  Proceeds from long-term debt........................            --        9,330,500               --
  Principal payments on long-term debt................      (105,811)      (3,374,447)      (2,187,923)
  Proceeds from issuance of common stock upon the
     exercise of options..............................           925           19,775          208,850
  Purchase of common stock for retirement.............        (2,713)         (28,463)         (40,602)
  Payment on redemption of preferred stock............            --               --         (200,000)
  Capital contribution received from minority owner in
     consolidated subsidiary..........................            --          500,000          196,000
                                                        ------------     ------------     ------------
          NET CASH PROVIDED BY (USED IN) FINANCING
            ACTIVITIES................................       (58,092)       7,370,142        1,652,086
                                                        ------------     ------------     ------------
          NET INCREASE IN CASH AND CASH EQUIVALENTS...            --               --               --
Cash and cash equivalents:
  Beginning...........................................            --               --               --
                                                        ------------     ------------     ------------
  Ending..............................................  $         --     $         --     $         --
                                                        ============     ============     ============
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
     Interest.........................................  $    793,609     $  1,247,048     $  1,767,309
     Income taxes, net of refunds.....................        99,478        1,000,062        1,115,250
Supplemental Schedules of Noncash Investing and
  Financing Activities
  Customer list acquired by issuance
     payables.........................................  $    669,000     $    464,923     $    829,022
  Noncompete agreement acquired by issuance
     payables.........................................       669,000          974,923          578,506
  Common stock contributed to 401(k) profit-sharing
     plan (Note 9)....................................        53,126           57,307           57,470
  Reclassification of intangibles to deferred income
     taxes (Note 6)...................................     1,188,488
  Equipment acquired by contracts payable.............                        552,612           28,753
  Current note payable converted to long-term debt
     (Note 4).........................................                                       2,236,000

                See Notes to Consolidated Financial Statements.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: Telecom*USA Publishing Group, Inc. and subsidiaries (the "Company") are publishers of telephone directories in a fifteen-state area primarily in the midwestern United States. Revenues are principally derived from advertising in such publications.

     Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies follows:

     Principles of consolidation: The consolidated financial statements include the accounts of Telecom*USA Publishing Group, Inc. and its wholly-owned subsidiaries, Telecom*USA Publishing Company and Telecom*USA Neighborhood Directories, Inc. (liquidated in January 1996) and its 51% owned subsidiary, OakTel Directory, L.C. (OakTel). All significant intercompany accounts and transactions have been eliminated in consolidation.

     OakTel was formed to publish a directory for the Lincoln, Nebraska area and its first publication was in November 1995. The Company provides directory services to OakTel at specified prices.

     Revenue and expense recognition: Revenue and expenses are recognized on the accrual basis. Revenues are recorded upon publication of directories.

     Deferred expenses consist of production and selling costs on unpublished directory advertising orders. They are expensed when the related directory is published and the related revenue of the directory is recognized.

     Customer deposits consist of cash received from customers at the time a sales contract is signed. They are recorded as revenue when the related directory is published.

     Advertising revenue and market sales expense includes contracts for trading advertising space with various other media companies. These revenues are recognized in the month of publication and the related prepaid expenses are recorded at estimated net realizable value. These revenues totaled approximately $548,000, $600,000, and $950,000 for the years ended August 31, 1994, 1995, and
1996, respectively.

     Accounts receivable: In accordance with industry practice, accounts receivable includes certain unbilled revenue from installment contracts. It is anticipated that a substantial portion of all such amounts at August 31, 1996 will be collected within one year.

     Equipment and furniture and depreciation: Equipment and furniture is carried at cost. Depreciation expense is computed by the straight-line method over primarily five or seven years.

     Investment in Colorado Directory Company, L.L.C. ("CDC"): The Company is accounting for its 12.5% investment in CDC by the cost method.

     Income tax matters: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Intangible assets: Intangible assets are being amortized by the straight-line method over the following periods:

                                                                       YEARS
                                                                       -----
                Customer lists (See Note 13).........................    15
                Noncompete agreements................................  3-10
                Organization and loan costs..........................   1-6

     Intangible assets are periodically reviewed for impairment based upon an assessment of future operations to ensure that they are appropriately valued.

     The Company entered into noncompete agreements and acquired customer lists for forty and eight directories during the years ended August 31, 1995 and 1996, respectively.

     Stock options: Compensation expense for stock issued through stock options plans is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under this method, compensation is measured as the difference between the estimated market value of the stock at the date of award less the amount required to be paid for the stock. The difference, if any, is charged to expense over the periods of service.

     Common stock held by 401(k) profit-sharing plan: The Company's maximum cash obligation related to these shares is classified outside stockholders' equity because the shares are not readily traded and could be put to the Company for cash.

     Earnings per common and common equivalent share: Earnings per common and common equivalent share, assuming no dilution, are determined by dividing net income by the weighted average number of common and common equivalent shares outstanding during each of the periods presented. Dilutive common stock equivalents related to the stock options and warrants discussed in Note 10 were determined using the treasury stock method. The convertible debentures are not common stock equivalents. The estimated fair market value of the Company's common stock used to calculate the common stock equivalents under the treasury stock method for the periods presented has been estimated by management or determined by an independent appraisal. Earnings per common and common equivalent share, assuming full dilution, assumes conversion of the dilutive convertible debentures since the date of issuance.

     Recently issued accounting standards: In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1997.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but requires

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

expanded disclosures. SFAS No. 123 is effective in fiscal year 1997. The Company has elected to continue to apply the intrinsic value based method of accounting for stock options.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121 and SFAS No. 123, the Company does not expect the adoption of SFAS No. 121 or SFAS No. 123 to have a material effect on the Company's consolidated financial statements.

     Fair value of financial instruments: The carrying amount of long-term debt approximates fair value because these obligations bear interest at current rates.

NOTE 2.  OPTION TO PURCHASE DIRECTORIES

     The Company loaned $500,000 to another directory publisher in consideration of an option to purchase nine of its directories. The note is noninterest bearing, nonrecourse, and collateralized by the publishing rights to one of the directories. The option price of the directories is determined based on revenue of the directories at the time of exercise and other factors. The Company may exercise the option anytime between June 1, 1997 and June 1, 1999. If the Company does not exercise its option, the loan is forgiven. If the option is exercised, the amount of the loan is applied to the option price.

NOTE 3.  INVESTMENT IN COLORADO DIRECTORY COMPANY L.L.C.

     The Company's investment in Colorado Directory Company, L.L.C. (CDC), a Colorado limited liability company that publishes directories in Denver and Boulder, Colorado, consists of the following:

                                                                 1995             1996
                                                              ----------       ----------
    Convertible debenture which is noninterest bearing, due
      December 1, 2004, and collateralized by the publishing
      rights to the Boulder directory.......................  $  500,000       $       --
    Members' equity, represents 12.5% ownership in CDC......     500,000               --
                                                              ----------       ----------
                                                              $1,000,000       $       --
                                                              ==========       ==========

     In June 1996, the Company recognized a $500,000 loss on the disposition of the CDC investment as a result of selling all of its interest in CDC to an affiliate of another member of CDC for $500,000.

NOTE 4.  PLEDGED ASSETS, CURRENT NOTES PAYABLE AND LONG-TERM DEBT

     The Company has a $9,764,000 revolving line of credit with a bank, which expires January 31, 1997. As of August 31, 1995 and 1996, the Company had $1,532,000 and $2,773,800, respectively, outstanding on the line of credit. The borrowings bear interest at prime (current effective rate is 8.25% at August 31, 1996), and are collateralized by substantially all of the Company's assets. If borrowings are in excess of $6,000,000 the interest rate is prime plus 3/4%. To the extent that the line of credit is used to finance acquisitions that cost more than $1,000,000, the amount borrowed for the acquisition is converted to a term loan. The amount of the term loan reduces the line of credit on a dollar for dollar basis. The term loan will be repaid in quarterly installments of principal and monthly installments of interest over a five-year period and will bear interest at prime, unless over $6,000,000 is borrowed, then the rate shall be prime plus 3/4%. The other terms and conditions of the term loan are the same as the line of credit. As of August 31, 1996, there is a $2,012,400 term loan outstanding under this agreement.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 4.  PLEDGED ASSETS, CURRENT NOTES PAYABLE AND LONG-TERM DEBT -- (CONTINUED)

     The loan agreement contains covenants concerning various financial ratios, additional acquisition and debt restrictions, and prohibition of any cash dividends. As of August 31, 1996, the Company was either in compliance with the restrictive covenants or had obtained waivers for noncompliance.

     Long-term debt consists of:

                                                                    1995            1996
                                                                 -----------     -----------
The Company has convertible unsecured debentures payable to
  various individuals and corporations. The convertible
  debentures are payable in quarterly payments of interest only until maturity at which time the debentures will be converted to common stock of the Company or paid in full, at the option of the holder. The debentures may be converted to common
  stock of the Company, at the option of the holder, upon the earlier of (i) the expiration of two years from the date of issuance (applies only to debentures issued April 1992), (ii)
  upon a public offering of common stock of the Company, or
  (iii) upon receipt of notice of redemption from the Company.
  The Company may only redeem the convertible debentures in
  connection with or as a precondition to a public offering of common stock of the Company. The terms of these debentures are due as follows:
  9%, due April 1998, convertible at $4.00 per share of common
     stock, issued April 1992.* ...............................  $ 5,214,000     $ 5,214,000
  11%, due November 2000 through January 2001, convertible at
     $8.00 per share of common stock, issued November 1994
     through January 1995.* ...................................    8,450,000       8,450,000
Note payable, bank, principal due in quarterly payments of
  $111,800 through January 31, 2001, interest is due monthly at prime (currently 8.25% at August 31, 1996), collateralized by
  substantially all of the Company's assets. ..................           --       2,012,400
Noncompete agreement, due in monthly payments of $5,250,
  including interest at 8 5/8%, through May 1996. .............       41,980              --
Note payable, due $500,000 on January 1, 1996 and 1997,
  including interest at 6 5/8%. Collateralized by a second lien
  on publishing rights to purchased directories. ..............      905,377         465,377
Note payable, due in annual installments of $123,000 to
  $189,000, including interest at 8.25%, through 2006.
  Collateralized by publishing rights to purchased
  directories..................................................           --         990,000
Contracts payable, to finance company, due in various monthly payments, including interest at 8.5% to 8 5/8%, through
  November 1998, collateralized by equipment with a depreciated
  cost of $348,053. ...........................................      444,988         321,398
Loan inducement fee payable (See Note 8).......................    1,330,000              --
                                                                 -----------     -----------
                                                                  16,386,345      17,453,175
Less current maturities........................................      875,050       1,224,286
                                                                 -----------     -----------
                                                                 $15,511,295     $16,228,889
                                                                 ===========     ===========

---------------
* All debentures were converted into Common Stock prior to the acquisition of the company by McLeod, Inc. on September 20, 1996. (See Note 14)

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 4.  PLEDGED ASSETS, CURRENT NOTES PAYABLE AND LONG-TERM DEBT -- (CONTINUED)

     Principal payments required on the long-term debt at August 31, 1996 are as follows:

            1997..................................................  $ 1,224,286
            1998..................................................    5,874,780
            1999..................................................      573,309
            2000..................................................      550,200
            2001..................................................    8,773,600
            Later years...........................................      457,000
                                                                    -----------
                                                                    $17,453,175
                                                                    ===========

NOTE 5.  LEASE COMMITMENTS AND TOTAL RENT EXPENSE

     The Company has an operating lease for its corporate headquarters, which expires August 31, 2005. In addition to minimum annual rentals, the lease requires the payment of operating costs of the building based on its pro rata share of the building. The Company also leases other office facilities and equipment under various operating leases.

     The total minimum rental commitment at August 31, 1996 under the operating leases is as follows:

            During the year ending August 31:
              1997................................................  $ 1,412,000
              1998................................................    1,290,000
              1999................................................    1,130,000
              2000................................................    1,078,000
              2001................................................      891,000
              Thereafter..........................................    5,631,000
                                                                    -----------
                                                                    $11,432,000
                                                                    ===========

     The total rental expense for 1994, 1995, and 1996 was approximately $1,225,000, $1,312,000, and $1,528,000, respectively.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 6.  INCOME TAXES

     Net deferred tax assets consist of the following components as of August 31, 1995 and 1996:

                                                                   1995           1996
                                                                ----------     ----------
    Deferred tax assets:
      Accounts receivable.....................................  $  934,000     $1,219,000
      Intangibles.............................................     679,000        664,000
      Deferred expenses.......................................     101,000             --
      Accrued expenses........................................     444,000        513,000
      Capital loss carryforward...............................          --        200,000
      Loan inducement fee payable.............................     532,000             --
                                                                ----------     ----------
                                                                 2,690,000      2,596,000
      Less valuation allowance................................          --             --
                                                                ----------     ----------
                                                                 2,690,000      2,596,000
                                                                ----------     ----------
    Deferred tax liabilities:
      Equipment and furniture.................................     191,000        185,000
      Accounts receivable.....................................     169,000        171,000
                                                                ----------     ----------
                                                                   360,000        356,000
                                                                ----------     ----------
                                                                $2,330,000     $2,240,000
                                                                ==========     ==========

     The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheets as of August 31, 1995 and 1996 as follows:

                                                                   1995           1996
                                                                ----------     ----------
    Current assets............................................  $1,410,000     $1,536,000
    Noncurrent assets.........................................     920,000        704,000
                                                                ----------     ----------
                                                                $2,330,000     $2,240,000
                                                                ==========     ==========

     No valuation allowance is required on the deferred tax assets as of August 31, 1996 and 1995. The valuation allowance for deferred tax assets decreased $1,110,000 during 1994, due to the utilization of the acquired operating loss carryforwards and management's belief that deferred tax assets will ultimately be realized.

     The provision for income taxes charged to operations for 1994, 1995, and 1996 consists of the following:

                                                      1994           1995          1996
                                                    ---------     ----------     --------
    Current tax expense...........................  $ 308,702     $1,115,586     $885,610
    Deferred tax expense..........................   (171,512)      (813,000)      90,000
                                                    ---------     ----------     --------
                                                    $ 137,190     $  302,586     $975,610
                                                    =========     ==========     ========

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 6.  INCOME TAXES -- (CONTINUED)

     The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for 1994, 1995, and 1996 due to the following:

                                         1994                 1995                1996
                                  ------------------   ------------------   -----------------
                                               % OF                 % OF                % OF
                                   DOLLAR     PRETAX    DOLLAR     PRETAX    DOLLAR    PRETAX
                                   AMOUNT     INCOME    AMOUNT     INCOME    AMOUNT    INCOME
                                  ---------   ------   ---------   ------   --------   ------
    Computed "expected" federal
      income tax expense........  $ 352,593      35%   $ 256,269      35%   $724,676     35%
    Increase (decrease) in
      income taxes resulting
      from:
      State income taxes, net of
         federal tax benefit....     60,445       6       96,866      13      71,656      3
      Meals and entertainment...     20,920       2       59,767       8      74,724      4
      Minority interest in net
         loss of consolidated
         limited liability
         subsidiary.............         --      --        5,586       1     114,529      6
      Additional deferred income
         taxes after
         reclassification of
         intangibles to deferred
         income taxes...........   (396,907)    (39)          --      --          --     --
         Other..................    100,139      10     (115,902)    (16)     (9,975)    (1)
                                  ---------     ---    ---------     ---    --------     --
                                  $ 137,190      14%   $ 302,586      41%   $975,610     47%
                                  =========     ===    =========     ===    ========     ==

NOTE 7.  LOAN INDUCEMENT FEE

     The Company had previously agreed to pay a fee of 1/2% of cash revenues to three individuals on a monthly basis as compensation for previous financing provided such individuals. Two of these individuals are stockholders of the Company and one of these individuals is on the Company's Board of Directors. The fee was to be paid through October 31, 2000. For 1994, 1995, and 1996, the loan inducement fee expense was approximately $153,000, $190,000, and none, respectively, which is included in interest expense.

     In August 1995, the Company's Board of Directors adopted a resolution to prepay the fee according to a formula contained in the original agreement. Therefore, the remaining liability of $1,330,000 was recorded at August 31, 1995. The payment of the remaining liability was made during the year ended August 31, 1996.

NOTE 8.  STOCKHOLDER AGREEMENTS

     The common stockholders of the Company have entered into a stockholder agreement that provides for the following:

     - The stockholders may not sell, transfer, or pledge their stock without first offering it to the Company, and secondly to the other stockholders, at fair market value.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 8.  STOCKHOLDER AGREEMENTS -- (CONTINUED)

     - Any gift of the stock must be approved by the Company and will be subject to the terms of the stockholder agreement. The gift may be made to a spouse, child of the stockholder or to a charitable organization or private foundation.

     - Upon the death of a stockholder, any transferee of the stock will be subject to the terms of the stockholder agreement.

     - Each stockholder has co-sale rights.

     - Each stockholder has piggyback rights upon a registration of the stock.

     - Written action of 51% of the stock may amend or cancel the agreement.

NOTE 9.  RETIREMENT AND BONUS PLAN

     The Company has a 401(k) Profit Sharing Plan for those employees who have completed one year of service and who are at least 18 years of age. The plan provides for contributions in such amounts as the Board of Directors may annually determine. The amount charged to expense during 1994, 1995, and 1996 was approximately $56,000, $80,000, and $117,500, respectively. The contributions for 1994 and 1995 have been made with the Company's common stock. The Company plans to make the 1996 contribution with cash.

     In the event a terminated plan participant desires to sell his or her shares of the Company's stock, or if certain employees elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value. To the extent that shares of common stock held by the 401(k) profit-sharing plan are not readily traded, a sponsor must reflect the maximum cash obligation related to those securities outside of stockholders' equity. As of August 31, 1996, 38,273 shares held by the 401(k) profit-sharing plan, at a fair value of $5.75 per share, have been reclassified from stockholder's equity to liabilities.

     The Company has bonus plans for substantially all of its nonsales personnel based on obtaining certain profitability goals. These bonuses totaled approximately $362,000, $471,000, and $720,000 for 1994, 1995, and 1996,
respectively.

NOTE 10.  STOCK OPTION PLAN AND STOCK PURCHASE WARRANTS

     The Company has adopted a qualified stock option plan with 800,000 shares of common stock reserved for the grant of options to key employees and directors. Option prices will be the fair market value of the common stock on the date options are granted. The options primarily vest over a

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 10.  STOCK OPTION PLAN AND STOCK PURCHASE WARRANTS -- (CONTINUED)

54-month period and must be exercised within seven years from the date of grant. The following table summarizes the options to purchase shares of the Company's common stock:

                                                           SHARES        OPTION PRICE
                                                          --------       ------------
        Outstanding, August 31, 1993....................   490,800        $1.00-$3.00
          Granted                                           18,900         1.00- 3.30
          Exercised.....................................      (925)              1.00
          Cancelled.....................................    (9,925)        1.00- 3.00
                                                          --------
        Outstanding, August 31, 1994....................   498,850         1.00- 3.50
          Granted.......................................   265,600         4.50- 4.95
          Exercised.....................................   (14,175)        1.00- 3.00
          Cancelled.....................................   (20,775)        1.00- 4.50
                                                          --------
        Outstanding, August 31, 1995....................   729,500         1.00- 4.95
          Granted.......................................    28,050               5.75
          Exercised.....................................  (182,300)        1.00- 4.50
          Cancelled.....................................   (21,400)        3.00- 5.75
                                                          --------
        Outstanding, August 31, 1996....................   553,850         1.00- 5.75
                                                          ========

                                                   1994          1995          1996
                                                  -------       -------       -------
        Options exercisable, end of year....      245,325       384,300       251,900
                                                  =======       =======       =======
        Available for grant, end of year....          625        55,400        48,750
                                                  =======       =======       =======

     In connection with previous financing provided by three individuals (see
Note 7), the Company issued three stock purchase warrants enabling the holders to purchase 488,650 shares of common stock at an exercise price of $.01 per share. The stock purchase warrants are exercisable through November 20, 2000.

     All vested options and stock purchase warrants were exercised prior to the acquisition of the Company by McLeod, Inc. on September 20, 1996. (See Note 14).

NOTE 11.  RESTRUCTURING LOSS

     In January 1994, the Company restructured Telecom*USA Neighborhood Directories, Inc. Previously it published eleven neighborhood directories in the Chicago, Illinois area. The Company has decided to keep certain market areas and produce two directories similar to the Company's other products. The expense included in 1994 includes previously deferred expenses on books which will no longer be published and a write-down of the purchased customer list and agreement not-to-compete.

NOTE 12.  CHANGE IN ACCOUNTING ESTIMATE

     During the year ended August 31, 1996, the Company evaluated the turnover of its customer lists and determined that a 15-year life was more appropriate than the 3-10 year life it was presently using. The effect of this change was to increase net income for 1996 by approximately $781,000, equal to $0.23 per average common share outstanding.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 13.  COMMITMENT TO PURCHASE EQUIPMENT

     During the year ended August 31, 1996, the Company has capitalized approximately $200,000 related to a telephone sales force automation project. The Company estimates it will cost approximately $1,100,000 to complete the project.

NOTE 14.  REORGANIZATION OF COMPANY AND SUBSEQUENT EVENTS

     On September 20, 1996 the Company was acquired by McLeod, Inc. pursuant to an Agreement and Plan of Reorganization. Under the Agreement, the Company was merged into McLeod Reverse Merging Co., a wholly owned subsidiary of McLeod, Inc with the Company as the surviving corporation. Immediately after the merger each share of the Company was converted into the right to receive $12.75 in cash. This acquisition resulted in a total purchase price of approximately $75.7 million. This purchase price consisted of approximately $74.1 million in cash and $1.6 million resulting from McLeod, Inc. entering into a deferred compensation program with all holders of non-vested options to purchase shares of the Company's common stock. Prior to the acquisition all debentures discussed in Note 4 were converted into common stock and all vested stock options and stock purchase warrants discussed in Note 10 were exercised.

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial information has been prepared to give effect to the acquisitions of MWR Telecom, Inc. ("MWR"), Ruffalo, Cody & Associates, Inc. ("Ruffalo, Cody") and Telecom*USA Publishing Group, Inc. ("Telecom*USA Publishing") by McLeod, Inc. (the "Company") in April 1995, July 1996 and September 1996, respectively. The unaudited pro forma financial statements reflect such acquisitions using the purchase method of accounting, assuming, for the pro forma statements of operations data, that such acquisitions were consummated at the beginning of the periods presented. The unaudited pro forma financial information is derived from and should be read in conjunction with the Consolidated Financial Statements of the Company, Ruffalo, Cody and Telecom*USA Publishing and the Financial Statements of MWR and the related Notes thereto. The pro forma adjustments are based upon available information and certain assumptions that management believes to be reasonable. Final purchase adjustments may differ from the pro forma adjustments herein.

    The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the acquisitions been consummated on the date presented or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

    The unaudited historical information as of and for the six month period ended June 30, 1996 may not be indicative of the results of operations for a full year. Specifically, due primarily to seasonal factors generally resulting in higher revenues during the first six months of a given year, the unaudited historical information presented for Telecom*USA Publishing for such periods is not indicative of the results of operations for a full year.

                         MCLEOD, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                                                                                        TELECOM*USA     ADJUSTMENTS       PRO FORMA
                                                                   RUFFALO, CODY &      PUBLISHING         FOR              FOR
                                                 MCLEOD, INC.      ASSOCIATES, INC.     GROUP, INC.    ACQUISITIONS     ACQUISITIONS
                                                ---------------    ----------------     -----------    -----------      ------------
ASSETS
Current Assets
 Cash and cash equivalents....................     $ 232,019           $     47           $   207        $(4,808)(1)      $154,111
                                                                                                              90 (2)
                                                                                                             616 (3)
                                                                                                         (74,060)(4)
 Trade receivables, net.......................        12,975              2,602            12,877             --            28,454
 Inventory....................................         3,075                 --                --             --             3,075
 Deferred expenses............................            --                 --             7,635          4,288 (4)        11,923
 Prepaid expenses and other...................         1,458                141             3,079         (2,170)(5)         2,508
                                                    --------            -------           -------        -------          --------
   Total current assets.......................       249,527              2,790            23,798        (76,044)          200,071
                                                    --------            -------           -------        -------          --------
Property and Equipment, net...................        35,223              1,151             3,830            (64)(1)        40,140
                                                    --------            -------           -------        -------          --------
Intangibles, net..............................         2,436                 --            13,518         14,947 (1)        83,363
                                                                                                          52,462 (4)
                                                    --------            -------           -------        -------          --------
Other assets..................................         2,113                575             1,340           (208)(1)         3,074
                                                                                                            (746)(5)
                                                    --------            -------           -------        -------          --------
                                                   $ 289,299           $  4,516           $42,486        $(9,653)         $326,648
                                                    ========            =======           =======        =======          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Notes payable................................     $      --           $    200           $ 2,959        $    --          $  3,159
 Current maturities of long-term debt.........            --                 --             1,764             --             1,764
 Accounts payable.............................        14,848                372             2,958             --            18,178
 Other current liabilities....................         4,760              1,579            10,356          1,610 (4)        18,305
                                                    --------            -------           -------        -------          --------
   Total current liabilities..................        19,608              2,151            18,037          1,610            41,406
                                                    --------            -------           -------        -------          --------
Long-Term Debt, less current maturities.......            --                 --            16,623        (13,664)(3)         2,959
                                                    --------            -------           -------        -------          --------
Deferred Revenue, less current portion........         3,762                 --                --             --             3,762
                                                    --------            -------           -------        -------          --------
Minority interest in consolidated subsidiary..            --                 --               346             --               346
                                                    --------            -------           -------        -------          --------
Redeemable Common Stock and Warrants
 Capital stock, common........................            --              2,227                --         (2,227)(6)            --
 Common stock held by the 401(k) profit
   sharing plan...............................            --                140               220           (360)(6)            --
 Warrants.....................................            --                546                --           (546)(6)            --
                                                    --------            -------           -------        -------          --------
                                                          --              2,913               220         (3,133)               --
                                                    --------            -------           -------        -------          --------
Common Stockholders' Equity (Deficit)
 Capital stock, common........................           458                619             4,202        (19,101)(6)           462
                                                                                                               4 (1)
                                                                                                          14,280 (3)
 Additional paid-in capital...................       299,833                 --                --         12,242 (1)       312,075

 Accumulated earnings (deficit)...............       (34,362)            (1,027)            3,391         (2,364)(6)       (34,362)
                                                    --------            -------           -------        -------          --------
                                                     265,929               (408)            7,593          5,061           278,175
Less treasury stock...........................            --                 --              (113)           113 (6)            --
Less maximum cash obligation related to
 401(k) profit sharing plan shares............            --               (140)             (220)           360 (6)            --
                                                    --------            -------           -------        -------          --------
                                                     265,929               (548)            7,260          5,534           278,175
                                                    --------            -------           -------        -------          --------
                                                   $ 289,299           $  4,516           $42,486        $(9,653)         $326,648
                                                    ========            =======           =======        =======          ========

                                                   (Footnotes on following page)

---------------
(1) To record the preliminary allocation of the net purchase price for the acquisition of Ruffalo, Cody by the Company to assets acquired, including goodwill and customer lists, and to record the issuance of the Company's Class A Common Stock and options to purchase Class A Common Stock valued at $24.75 per share, the average closing sales prices of the Class A Common Stock on the Nasdaq National Market during the five business days before and after July 15, 1996, the date the Company acquired Ruffalo, Cody. Assumes none of the conditions for the payment of certain additional consideration are met and that the total net purchase price for the Ruffalo, Cody acquisition is $17,053,860, which is computed as follows, assuming all options to purchase shares of Class A Common Stock granted in connection with the acquisition will be exercised upon vesting:

        Cash................................................................................   $  4,807,898
        361,420 shares of Class A Common Stock valued at $24.75 per share...................      8,945,145
        Options to purchase 158,009 shares of Class A Common Stock valued at $24.75 per
          share.............................................................................      3,910,723
        Less cash to be received upon exercise of vested options............................       (609,906)
                                                                                                -----------
        Total net purchase price............................................................   $ 17,053,860
                                                                                                ===========

    If all of the conditions for the payment of the additional consideration were met, the total net purchase price would include additional cash of $50,782 and 113,387 additional shares of Class A Common Stock valued at the market price at the time of issuance. This additional consideration would be allocated to intangible assets, common stock and additional paid-in capital. See "Business -- Recent Transactions."

(2) To record cash received for conversion of Ruffalo, Cody warrants to common stock.

(3) To record the conversion of Telecom*USA Publishing convertible debentures into shares of Telecom*USA Publishing common stock and the exercise of options and warrants to purchase Telecom*USA Publishing common stock.

(4) To record the preliminary allocation of the purchase price for the acquisition of Telecom*USA Publishing by the Company to assets acquired, including intangibles. The Company paid $74,060,427 in cash to the shareholders of Telecom*USA Publishing and established an incentive plan for the holders of non-vested options to purchase shares of Telecom*USA Publishing common stock.

(5) To record a valuation allowance on deferred tax assets acquired due to the uncertainty of realizing the benefit of the Company's loss carryforwards.

(6) To eliminate Ruffalo, Cody and Telecom*USA Publishing equity components, including common stock, warrants, additional paid-in capital, accumulated earnings (deficit) and treasury stock. This adjustment includes the elimination of the additional Telecom*USA Publishing Common Stock issued upon conversion of convertible debentures and the exercise of warrants and options to purchase Telecom*USA Publishing common stock.

                         MCLEOD, INC. AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS EXCEPT PER SHARE INFORMATION)

                                                                      YEAR ENDED DECEMBER 31, 1995
                                         --------------------------------------------------------------------------------------
                                                       MWR                        TELECOM*USA    ADJUSTMENTS        PRO FORMA
                                          MCLEOD,    TELECOM,   RUFFALO, CODY &    PUBLISHING        FOR               FOR
                                          INC.(1)    INC.(2)    ASSOCIATES, INC.   GROUP, INC.   ACQUISITIONS      ACQUISITIONS
                                         ---------   --------   ----------------   -----------   ------------      ------------
Operations Statement Data:
  Revenue..............................  $  28,998     $873         $ 13,286 (3)     $43,319       $     --          $ 86,476
                                         ---------   ------         --------         -------       --------          --------
  Operating expenses:
    Cost of service....................     19,667      376            6,619          18,226          2,573 (4)        47,461
    Selling, general and
      administrative...................     18,054       98            5,376          20,362          1,715 (4)        45,605
    Depreciation and amortization......      1,835      220              475           2,104          3,396 (5)         8,018
                                                                                                        (12)(6)
                                         ---------   ------         --------         -------       --------          --------
        Total operating expenses.......     39,556      694           12,470          40,692          7,672           101,084
                                         ---------   ------         --------         -------       --------          --------
  Operating income (loss)..............    (10,558)     179              816           2,627         (7,672)          (14,608)
  Interest income (expenses), net......       (771)     (55)             (77)         (1,546)         1,400 (7)        (1,049)
  Other non-operating expenses.........         --       --               --            (997)            --              (997)
  Income taxes.........................         --      (51)            (274)            (34)           359 (8)            --
                                         ---------   ------         --------         -------       --------          --------
  Net income (loss)....................  $ (11,329)    $ 73         $    465         $    50       $ (5,913)         $(16,654)
                                         =========   ======         ========         =======       ========          ========
  Loss per common and common equivalent
    share..............................  $   (0.31)                                                                  $  (0.45)
                                         =========                                                                   ========
  Weighted average common and common
    equivalent shares outstanding......     37,055                                                                     37,416
                                         =========                                                                   ========
Other Financial Data:
  EBITDA (9)...........................  $  (8,723)    $399         $  1,291         $ 4,731       $ (4,288)         $ (6,590)

                                                                         SIX MONTHS ENDED JUNE 30, 1996
                                                     -----------------------------------------------------------------------
                                                                RUFFALO, CODY
                                                                      &        TELECOM*USA    ADJUSTMENTS        PRO FORMA
                                                     MCLEOD,     ASSOCIATES,    PUBLISHING        FOR               FOR
                                                       INC.         INC.        GROUP, INC.   ACQUISITIONS      ACQUISITIONS
                                                     --------   -------------   -----------   ------------      ------------
Operations Statement Data:
  Revenue..........................................  $ 26,406      $ 8,278 (3)    $30,262       $     --          $ 64,946
                                                     --------   ----------        -------       --------          --------
  Operating expenses:
    Cost of service................................    18,724        4,225         11,218          2,205 (4)        36,372
    Selling, general and administrative............    13,976        3,253         13,137          1,470 (4)        31,836
    Depreciation and amortization..................     2,573          269          1,184          1,699 (5)         5,725
                                                     --------   ----------        -------       --------          --------
        Total operating expenses...................    35,273        7,747         25,539          5,374            73,933
                                                     --------   ----------        -------       --------          --------
  Operating income (loss)..........................    (8,867)         531          4,723         (5,374)           (8,987)
  Interest income (expenses), net..................       (16)          (6)          (817)           700 (7)          (139)
  Other non-operating expenses.....................        --           --           (483)            --              (483)
  Income taxes.....................................        --         (194)        (1,360)         1,554 (8)            --
                                                     --------   -----------       -------       --------          --------
  Net income (loss)................................  $ (8,883)     $   331        $ 2,063       $ (3,120)         $ (9,609)
                                                     ========   ==========        =======       ========          ========
  Loss per common and common equivalent share......  $  (0.23)                                                    $  (0.25)
                                                     ========                                                     ========
  Weighted average common and common equivalent
    shares outstanding.............................    38,512                                                       38,873
                                                     ========                                                     ========
Other Financial Data:
  EBITDA (9).......................................  $ (6,294)     $   800        $ 5,907       $ (3,675)         $ (3,262)

                                                   (Footnotes on following page)

---------------
(1) Includes operations of MWR from April 29, 1995 to December 31, 1995.

(2) Includes operations of MWR from January 1, 1995 to April 28, 1995.

(3) Includes revenue from an agreement with a major long distance carrier to provide telemarketing services. Over 40% of Ruffalo, Cody's revenues in 1995 and a significant portion of its revenues in 1996 were derived from this agreement. The major long distance carrier has informed the Company that it intends to terminate this agreement effective December 31, 1996.

(4) To recognize the costs associated with the directories in progress at the time of the Company's acquisition of Telecom*USA Publishing.

(5) To adjust depreciation and amortization to include amortization of intangibles acquired in the Company's acquisitions of Ruffalo, Cody and Telecom*USA Publishing. Intangibles acquired in these acquisitions will be amortized over periods ranging from 5 years to 25 years. These adjustments assume that none of the conditions for the payment of certain additional consideration in the Ruffalo, Cody acquisition are met. If all such conditions were met, amortization of the intangibles would be increased over their estimated remaining lives.

(6) To adjust depreciation and amortization to include amortization of intangibles and to reflect the estimated depreciation of the purchase price allocated to MWR's property and equipment from January 1, 1995 to April 28, 1995, the date of the Company's acquisition of MWR. Intangibles acquired in the Company's acquisition of MWR are being amortized over 15 years.

(7) To eliminate the interest expense recorded on Telecom*USA Publishing convertible debentures that were converted to shares of Telecom*USA Publishing common stock immediately prior to the acquisition of Telecom*USA Publishing by the Company.

(8) Net income (loss) does not include a pro forma adjustment for income taxes due to the availability of net operating loss carryforwards and a valuation allowance.

(9) EBITDA consists of operating loss before depreciation and amortization. The Company has included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

                                 EXHIBIT INDEX

2. Agreement and Plan of Reorganization, dated as of August 15, 1996, by and between Telecom*USA Publishing Group, Inc. and the Company (incorporated by reference to the Current Report on Form 8-K filed on August 26, 1996).

23.              Consent of McGladrey & Pullen, LLP.

27.              Financial Data Schedule.

99. Press Release, dated September 23, 1996, regarding the acquisition of Telecom*USA Publishing Group, Inc. (incorporated by reference to the Current Report on Form 8-K filed on October 7, 1996).